SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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THE MONY GROUP INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

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The MONY Group Inc. issued the following press release on January 22, 2004.

The MONY Group Inc. 1740 Broadway New York, NY 10019 212 708 2250 212 708 2399 Fax	News Release MEDIA CONTACTS: Mary Taylor 212 708 2250 INVESTOR CONTACT: Jay Davis 212 708 2917

MONY Issues Statement

New York, NY, January 22, 2004—The MONY Group (NYSE: MNY) issued the following statement in response to today’s press release from Southeastern Asset Management, Inc.

“MONY is disappointed by Southeastern’s decision to oppose the AXA Financial merger. In our opinion, Southeastern’s actions are detrimental to MONY and its shareholders.

MONY’s Board and senior management believe that AXA Financial’s offer of $31 is a full and fair offer and is in the best interests of the company and its shareholders. The fact that no other party has come forward since the announcement of the proposed transaction with an offer greater than AXA Financial’s $31 further reinforces this fact. In fact, a number of Wall Street analysts have stated that if the merger is not approved, MONY’s stock price will decline to levels substantially below the $31.00 merger price. And two analysts have predicted that MONY’s stock could drop to the mid $20’s range.

The suggestion by Southeastern that shareholders should vote against the transaction in order “to protect their investment” is, in our opinion, reckless and misleading. As we have outlined extensively in our proxy statement, the very challenging environment for life insurers generally, MONY’s lack of scale, reduced fee income, poor earnings outlook and the very real threat of further ratings downgrades should indicate to shareholders that if the deal is not completed, it could result in a significant and dramatic decline in shareholder value below AXA Financial’s $31 offer.

Southeastern fails to explain how a change in management would address any of these factors. Furthermore, an abrupt change in management would likely exacerbate these risks and substantially undermine MONY’s ability to maintain the value of its franchise and the integrity of its distribution system in an already uncertain environment. Nor is there any basis for suggesting that the MONY Board of Directors would make any such change.

We firmly believe that there is no better alternative for our shareholders and together with AXA Financial remain optimistic that the transaction will be approved.”

The record date for determining stockholders eligible to vote at the special meeting is January 2, 2004. The meeting will be held in the Astor Ballroom on the Seventh Floor at the New York Marriott Marquis Hotel in New York City, located at 1535 Broadway at 45th Street.

Stockholders will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated September 17, 2003, among AXA Financial, Inc., AIMA Acquisition Co. and The MONY Group Inc., providing for the acquisition of MONY by AXA Financial.

A proxy statement related to the transaction has been mailed to MONY stockholders and is available on the company’s website at http:///www.mony.com/. The proxy statement contains important information about the terms of the merger and stockholders are urged to read it carefully.